SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
              the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant |X|
Filed by a Party other than the Registrant |_|

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|_|   Preliminary Proxy Statement
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      (as permitted by Rule 14a-6(e)(2)
|X|   Definitive Proxy Statement
|_|   Definitive Additional Materials
|_|   Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                              CONGOLEUM CORPORATION
________________________________________________________________________________
                (Name of Registrant as Specified In Its Charter)

________________________________________________________________________________
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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            pursuant to Exchange Act Rule 0-11 (set forth the amount on which
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|_|   Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration number, or
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

                              CONGOLEUM CORPORATION
                             3500 Quakerbridge Road
                          Mercerville, New Jersey 08619
                               ___________________

                       NOTICE OF ANNUAL MEETING TO BE HELD
                                   MAY 8, 2002
                               ___________________

TO THE STOCKHOLDERS OF
CONGOLEUM CORPORATION

      Notice is hereby given that the Annual Meeting of the Stockholders (the "Annual Meeting") of Congoleum Corporation (the "Company") will be at FleetBoston Financial Corporation, America Room, 2nd Floor, 100 Federal Street, Boston, Massachusetts on Wednesday, May 8, 2002 at 8:30 A.M. local time, for the following purposes:

      1. To elect three Class C directors who will hold office until the Annual Meeting of Stockholders in 2005 and until their successors are duly elected and qualified.

      2. To transact any other business that may properly come before the Annual Meeting or any adjournment thereof.

      The close of business on March 25, 2002 has been fixed as the record date for determining the stockholders of the Company entitled to notice of, and to vote at, the Annual Meeting and any adjournments thereof.

      A copy of the Company's Annual Report on Form 10-K for the year ended December 31, 2001 is enclosed with this proxy statement.

      It is desirable that the stock of the Company should be represented as fully as possible at the Annual Meeting. Please sign, date and return the accompanying proxy card in the enclosed envelope, which requires no postage if mailed in the United States. If you should attend the Annual Meeting, you may vote in person, if you wish, whether or not you have sent in your proxy, and your vote at the meeting will revoke any prior proxy you may have submitted.

                                    By Order of the Board of Directors
                                    CONGOLEUM CORPORATION

                                    Howard N. Feist III
                                    Secretary
Mercerville, New Jersey
April 5, 2002

                                 PROXY STATEMENT

      This proxy statement is furnished in connection with the solicitation, by and on behalf of the Board of Directors of Congoleum Corporation (the "Company"), of proxies to be used in voting at the Annual Meeting of Stockholders (the "Meeting") of the Company to be held on May 8, 2002 at FleetBoston Financial Corporation, America Room, 2nd Floor, 100 Federal Street, Boston, Massachusetts at 8:30 A.M. local time, and at any adjournments thereof. The principal executive offices of the Company are located at 3500 Quakerbridge Road, Mercerville, New Jersey 08619. The cost of preparing and mailing the notice, proxy statement and proxy card will be paid by the Company. It is expected that the solicitation of proxies will be by mail only, but may also be made by personal interview, telephone or telegraph by directors, officers or employees of the Company. The Company will request banks and brokers holding stock in their names or custody, or in the names of nominees for others, to forward copies of the proxy materials to those persons for whom they hold such stock and, upon request, will reimburse such banks and brokers for their out-of-pocket expenses incurred in connection therewith. This proxy statement and the accompanying proxy card were first mailed to stockholders on or about April 9, 2002.

      Proxies in the accompanying form, properly executed and duly returned to the Company and not revoked, will be voted at the Meeting (including adjournments) in accordance with your instructions. If no instructions are specified in a properly executed and duly returned proxy with respect to the matters being voted upon, the shares represented by such proxy will be voted (i) FOR the election of the three nominees for director listed below, and (ii) in the discretion of the proxy holder as to other matters that may properly come before the Meeting. Shares represented by proxies marked "WITHHELD" with regard to the election of directors will be counted for purposes of determining whether there is a quorum at the Meeting, but will not be voted in the election of directors, and, therefore, will have no effect on the determination of the outcome of the votes on these matters.

      A "broker non-vote" occurs with respect to shares as to a proposal when a broker who holds shares of record in his name is not permitted to vote on that proposal without instruction from the beneficial owner of the shares and no instruction is given. Brokers holding your shares in their name will be permitted to vote such shares with respect to the proposal to elect three directors to be voted on at the Annual Meeting without instruction from you, and, accordingly, broker non-votes will not occur with respect to this proposal.

      Any stockholder giving a proxy in the accompanying form retains the power to revoke it at any time prior to the exercise of the powers conferred thereby by filing a later dated proxy, by notice of revocation filed in writing with the Secretary of the Company or by voting the shares subject to such proxy in person at the Meeting. Attendance at the Meeting in person will not be deemed to revoke the proxy unless the stockholder affirmatively indicates at the Meeting an intention to vote the shares in person.

      On March 25, 2002, there were 3,651,190 shares of the Company's Class A common stock and 4,608,945 shares of the Company's Class B common stock outstanding. Only stockholders of record at the close of business on that date are entitled to notice of and to vote at the Meeting or any adjournment thereof, and those entitled to vote will have one vote for each share of Class A common stock held and two votes for each share of Class B common stock held.

      A quorum for the Meeting will consist of the holders of a majority of the stock entitled to vote at the Meeting, present in person or by proxy. The election of the directors requires a plurality of the votes cast at the Meeting, provided a quorum is present.

            PROPOSAL 1 - ELECTION OF DIRECTORS; SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The Board of Directors of the Company is divided into three classes, as nearly equal in size as possible, with staggered terms of three years which expire at successive Annual Meetings of Stockholders. The term of those Class C directors elected at this Meeting will expire at the Annual Meeting of Stockholders held in 2005 upon the election and qualification of their successors. Should any person named below be unable or unwilling to serve as a director, persons acting under the proxy intend to vote for such other person as management may recommend. Each nominee is currently a director of the Company. The persons named in the accompanying proxy intend to vote for the election of the nominees identified below unless authority to vote for one or more of such nominees is specifically withheld in the proxy. The Board of Directors is informed that all the nominees are willing to serve as directors, but if any of them should decline to serve or become unavailable for election as a director at the Meeting, an event which the Board of Directors does not anticipate, the persons named in the proxy will vote for such nominee or nominees as may be designated by the Board of Directors unless the Board of Directors reduces the number of directors accordingly.

      The following table sets forth the name, age and principal occupation of each of the nominees for election as director, and each current director in the classes continuing in office, and the period during which each has served as a director of the Company and the expiration of each director's term. The tables, together with the accompanying text and footnotes, also set forth the number of shares of the Company's Class A common stock and Class B common stock beneficially owned by each director of the Company and by each person nominated to become a director of the Company, as of March 25, 2002.

(a) Security Ownership of Nominees and Directors

                                                                                                                     Percent of
  Name, Age, Principal Occupation                                         Shares of Common Stock                      Combined
      During the Past 5 Years        Director      Term      Title of    Owned Beneficially as of    Percent of        Voting
         and Directorships             Since     Expires      Class           March 25, 2002           Class           Power
         -----------------             -----     -------      -----           --------------           -----           -----

Nominees for Director
Class C

Roger S. Marcus
    Age 56.  Chairman of the
    Board, Chief Executive Officer
    and President of the Company.
    Chairman of the Board, Chief
    Executive Officer and Director                           Class B          4,395,605(1)(2)(3)(4)    95.4%            68.3%
    of American Biltrite.              1993        2002      Class A            151,100(5)              4.1%             1.2%

John N. Irwin III
    Age 48.  Managing Director of
    Hillside Capital Incorporated.     1986        2002      Class B            213,340(1)(6)           4.6%             3.3%

Cyril C. Baldwin, Jr.
    Age 74.  Chairman Emeritus and
    Director of Cambrex
    Corporation.                       1995        2002      Class A              2,000                 *                *

Incumbent Directors
Class A

William M. Marcus
    Age 64.  Director, Executive
    Vice President, and Treasurer                            Class B          4,395,605(1)(2)(3)(4)    95.4%            68.3%
    of American Biltrite.              1993        2003      Class A            151,100(5)              4.1%             1.2%

C. Barnwell Straut
    Age 76.  Managing Director of
    Hillside Capital Incorporated.     1986        2003      Class A              1,000                 *                *

Class B

Mark N. Kaplan, Esq.
    Age 72.  Of Counsel, Skadden,
    Arps, Slate, Meagher & Flom
    LLP, Attorneys.  Director of
    American Biltrite, Grey
    Advertising Inc., DRS
    Technologies, Inc., REFAC
    Technology Development
    Corporation, Volt Information
    Sciences, Inc. and Autobytel
    Inc.                               1995        2004      Class A             16,000                 *                *

Richard G. Marcus
    Age 54.  Vice Chairman of the
    Company.  Director, President,
    and Chief Operating Officer of                           Class B          4,395,605(1)(2)(3)(4)    95.4%            68.3%
    American Biltrite.                 1993        2004      Class A            151,100(5)              4.1%             1.2%

Mark S. Newman
    Age 52.  Chairman of the
    Board, President and Chief
    Executive Officer of
    DRS Technologies, Inc.             2000        2004                              --                 *                *

                                                                               4
----------
*     Less than 1%
(1) The shares of the Company's Class B common stock are convertible into an equal number of shares of the Company's Class A common stock without the requirement of any further action upon their sale or other transfer by Hillside Capital or American Biltrite Inc. ("American Biltrite") to a person or entity other than one of its affiliates. In addition, shares of Class B common stock may be converted into an equal number of shares of Class A common stock at any time at the option of the holders thereof and shall be converted into an equal number of shares of Class A common stock upon the adoption of a resolution to such effect by a majority of the entire Board of Directors of the Company and the holders of a majority of the outstanding shares of Class B common stock voting as a separate class. In the event of a "change in control" of American Biltrite, all of its shares of Class B common stock shall be automatically converted into an equal number of shares of Class A common stock without the requirement of any further action.
(2) Refers to the shares of Class B common stock shown as owned of record by American Biltrite with respect to which each of the named individuals may be deemed to be the beneficial owner. Each of the named individuals is a director of the Company and a director, officer and stockholder of American Biltrite. Each of the named individuals disclaims beneficial ownership of such shares. The address of each of the named individuals is c/o American Biltrite Inc., 57 River Street, Wellesley Hills, MA 02481.
(3) A majority of the outstanding shares of American Biltrite are beneficially owned by Natalie S. Marcus, Cynthia S. Marcus and the named individuals, who have identified themselves as persons who have in the past taken, and may in the future take, actions which direct or cause the direction of the management of American Biltrite and their voting of shares of American Biltrite in a manner consistent with each other, and who therefore may be deemed to constitute a "group" within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934. Natalie S. Marcus is the mother of Roger S. Marcus and Richard G. Marcus and the aunt of William M. Marcus. Cynthia S. Marcus is the wife of William M. Marcus.
(4) Richard G. Marcus and Roger S. Marcus are brothers and William M. Marcus is their cousin.
(5) Refers to the shares of Class A common stock shown as owned of record by American Biltrite with respect to which each of the named individuals may be deemed to be the beneficial owner. Each of the named individuals is a director of the Company and a director, officer and stockholder of American Biltrite. Each of the named individuals disclaims beneficial ownership of such shares. The address of each of the named individuals is c/o American Biltrite Inc., 57 River Street, Wellesley Hills, MA 02481.
(6) Refers to the shares of Class B common stock shown as owned of record by Hillside Capital Incorporated ("Hillside Capital") with respect to which Mr. Irwin may be deemed the beneficial owner. Mr. Irwin is a director of the Company and a director and officer of Hillside Capital and indirectly owns a majority of the issued and outstanding shares of its capital stock. Mr. Irwin disclaims beneficial ownership of such shares. The address of Mr. Irwin is c/o Brookside International Incorporated, 80 Field Point Road, 3rd Floor, Greenwich, CT 06830.

(b) Security Ownership of Certain Beneficial Owners and Management

      The following table sets forth the number of shares of the Company's Class A common stock and Class B common stock beneficially owned as of March 25, 2002 by (a) each person (except for those persons previously listed in the table above) who owns of record, or is known by the Company to own beneficially, more than 5% of the Company's Class A common stock and/or Class B common stock, (b) each person who is named in the Summary Compensation Table and (c) all executive officers and directors of the Company as a group.

                                                                  Shares of
                                                                Common Stock                          Percent of
   Name and Address                            Title         Owned Beneficially      Percent of        Combined
  of Beneficial Owners                       of Class       As of March 25, 2002        Class        Voting Power
  --------------------                       --------       --------------------        -----        ------------

American Biltrite Inc.                        Class A              151,100               4.1%            1.2%
57 River Street                               Class B            4,395,605              95.4%           68.3%
Wellesley Hills, MA  02481

Dimensional Fund Advisors Inc.                Class A              343,400(3)(4)         9.4%            2.7%
1299 Ocean Avenue, 11th Floor
Santa Monica, CA  90401

Clark Estates, Inc.                           Class A              347,400(5)            9.5%            2.7%
30 Wall Street
New York, NY  10005

Royce & Associates, Inc.                      Class A              433,800(4)(6)        11.9%            3.4%
1414 Avenue of the Americas
New York, NY  10019

Roger S. Marcus(7)                            Class A              151,100(2)            4.1%            1.2%
                                              Class B            4,395,605(1)           95.4%           68.3%

Robert N. Agate(7)                            Class A                1,850               *               *

Dennis P. Jarosz(7)                           Class A                2,500               *               *

Sidharth Nayar(7)                             Class A                  285               *               *

Thomas A. Sciortino(7)                        Class A                  615               *               *

All directors and executive officers          Class A              177,627               4.9%            1.4%
as a group (18 persons)                       Class B            4,608,945             100.0%           71.6%

----------
*     Less than 1%
(1) Represents shares of the Company's Class B common stock held of record by American Biltrite. See footnote 2 to the table relating to the Security Ownership of the nominees for director and the directors for a description of the persons who may be deemed to be the beneficial owners of these shares.
(2) Represents shares of the Company's Class A common stock held of record by American Biltrite. See footnote 5 to the table relating to the Security Ownership of the nominees for director and the directors for a description of the persons who may be deemed to be the beneficial owners of these shares.
(3)   Dimensional Fund Advisors Inc. is an investment adviser registered under
      Section 203 of the Investment Advisers Act of 1940 and is considered the "beneficial owner" in the aggregate of 343,400 shares of the Company's Class A common stock.
(4) Based on information contained in a Schedule 13G filed with the Commission which indicates that such shares were acquired solely for investment purposes as of December 31, 2001.
(5) Clark Estates, Inc. is a New York corporation which provides management and administrative services relating primarily to financial matters for several individual members of the Clark family and to certain institutional and trust accounts affiliated with the Clark family and is considered the "beneficial owner" in the aggregate of 347,400 shares of the Company's Class A common stock.

(6) Royce & Associates, Inc. is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940 and is considered the "beneficial owner" in the aggregate of 433,800 shares of the Company's Class A common stock.
(7) The address of each of the Chief Executive Officer and certain other executive officers is c/o Congoleum Corporation, 3500 Quakerbridge Road, P.O. Box 3127, Mercerville, New Jersey 08619.

      The following table sets forth the number of shares of American Biltrite owned as of March 25, 2002 by (a) each director of the Company and each person nominated to become a director of the Company, (b) each person who is named in the Summary Compensation Table and (c) all executive officers and directors of the Company as a group.

                                                                   Percent of
                                          Amount and Nature of      American
             Name and Address of              Beneficial          Biltrite Inc.
               Beneficial Owner               Ownership(1)        Common Stock
               ----------------               ------------        ------------

      Richard G. Marcus                        577,192(2)(3)          16.2%

      Roger S. Marcus                          574,596(2)(4)          16.1%

      William M. Marcus                        403,334(2)(5)          11.4%

      Mark N. Kaplan                             4,000(6)               --

      All directors and executive
      officers as a group (18 persons)       1,419,127                37.5%

----------
1) Unless otherwise noted, the nature of beneficial ownership is sole voting and/or investment power.
2) As of the date shown, these shares were among the 2,257,837 shares, or 59.7%, of the outstanding shares of American Biltrite common stock beneficially owned by the following persons, who have identified themselves as persons who have taken, and reasonably anticipate continuing to take, actions which direct or may cause the direction of the management and policies of American Biltrite and the voting of their shares of American Biltrite common stock in a manner consistent each with the other, and who therefore may be deemed to constitute a "group" within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended :
      Natalie S. Marcus, Richard G. Marcus, Roger S. Marcus, William M. Marcus and Cynthia S. Marcus (the address of each is c/o American Biltrite Inc., 57 River Street, Wellesley Hills, MA 02481).
3) Richard G. Marcus has sole voting and investment power over 311,197 shares. Mr. Marcus is also a co-trustee with Natalie S. Marcus and Roger
      S. Marcus over 144,000 shares. Mr. Marcus also has the right to acquire 122,000 shares, which are issuable upon exercise of options exercisable within 60 days of the date of this proxy statement. Richard G. Marcus's wife, Beth A. Marcus, directly owns 4,310 shares.
4) Roger S. Marcus has sole voting and investment power over 308,596 shares. Mr. Marcus is also a co-trustee with Natalie S. Marcus and Richard G. Marcus over 144,000 shares. Mr. Marcus also has the right to acquire 122,000 shares, which are issuable upon exercise of options exercisable within 60 days of the date of this proxy statement. Roger S. Marcus's daughter, Elissa G. Marcus, owns 7,210 shares.
5) William M. Marcus has sole voting and investment power over 305,734 shares. Mr. Marcus also has the right to acquire 97,600 shares, which are issuable upon exercise of options exercisable within 60 days of the date of this proxy statement. William M. Marcus's wife, Cynthia S. Marcus, owns 9,400 shares.
6) Mark N. Kaplan has the right to acquire 2,000 shares which are issuable upon exercise of options currently exercisable within 60 days of the date of this proxy statement.

(c) Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers and the beneficial owners of more than 10 percent of the Company's Class A common stock to file reports of ownership and changes in ownership of their equity securities of the Company. Directors and executive officers of the Company and such beneficial owners file such reports with the Securities and Exchange Commission and the American Stock Exchange. Directors and executive officers and such beneficial owners are required to furnish the Company with copies of all Section 16(a) forms they file.

      Based solely upon a review of the copies of Forms 3, 4 and 5 and amendments thereto received by the Company, and written representations from certain directors and executive officers and such beneficial owners of the Company that no Forms 5 were required to be filed by such persons, the Company believes that all Section 16(a) filing requirements applicable to its directors and executive officers and/or such beneficial owners were complied with during 2001.

                      DIRECTOR COMPENSATION AND COMMITTEES

      During 2001, the Board of Directors of the Company held four meetings. Each director attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings of all committees of the Board on which he serves. Each director who was not an officer or employee of the Company or American Biltrite received a director's fee of $15,000 per year and $2,000 for each Board meeting and each Audit Committee meeting attended during 2001.

      Directors may elect to defer the receipt of all or a part of their fees. Amounts so deferred earn interest, compounded quarterly, at a rate equal to the FleetBoston Financial Corporation base rate at the end of each quarter.

      On July 1, 1999 a Non-Qualified, Non-Employee Directors Stock Option Plan was created to grant non-employee directors options to purchase shares of the Company's Class A common stock. A total of 50,000 shares of Class A common stock has been reserved for issuance under the plan. Each option granted will become exercisable six months from the grant date. During 2001, options to purchase 2,500 shares were granted under the plan.

      The Company has an Audit Committee composed of independent directors for which information regarding the functions performed by the Audit Committee, its membership, and the number of meetings held during the fiscal year, is set forth in the Audit Committee Report included in this annual proxy statement. The Audit Committee is governed by a written charter adopted by the Board of Directors.

                             AUDIT COMMITTEE REPORT

      The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2001 with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

      The Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards. In addition, the Committee has discussed with the independent auditors the auditors' independence from management and the Company including the matters in the written disclosures required by the Independence Standards Board and considered the compatibility of nonaudit services with the auditors' independence.

      The Committee discussed with the Company's independent auditors the overall scope and plans for their respective audits. The Committee meets quarterly with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting. The Committee held four meetings during fiscal year 2001.

      In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board of Directors has approved) that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2001 for filing with the Securities and Exchange Commission.

                                          AUDIT COMMITTEE

                                          Mark S. Newman, Chairman
                                          Cyril C. Baldwin, Jr.
                                          Mark N. Kaplan

      The Company has a Compensation Committee consisting of three members, all of whom are non-employee directors. The Compensation Committee is responsible for making recommendations to the Board of Directors concerning executive compensation including base salaries, bonuses and criteria for their award, stock option plans, stock option grants, health and life insurance and other benefits. The Compensation Committee met one time during 2001. The members of the Compensation Committee are Mark N. Kaplan, Chairman, Cyril C. Baldwin, Jr. and Mark S. Newman. The Company does not have a Nominating Committee.

                          COMPENSATION COMMITTEE REPORT

Overall Policy

      The Company's executive compensation program is designed to reflect both corporate performance and individual responsibilities and performance. The Compensation Committee administers the Company's overall compensation strategy in an attempt to relate executive compensation appropriately to the Company's overall growth and success and to the executive's duties and demonstrated abilities. The objectives of this strategy are to attract and retain the best possible executives, to motivate these executives to achieve the Company's business goals and to provide a compensation package that recognizes individual contributions as well as overall business results.

      Each year the Compensation Committee conducts a review of the Company's executive compensation. This review includes consideration of the relationship between an executive's current compensation and his current duties and responsibilities; the compensation of executive officers with similar duties and responsibilities; and inflationary trends. The annual compensation reviews permit an ongoing evaluation of the relationship between the size and scope of the Company's operations, its performance and its executive compensation. The Compensation Committee also considers the legal and tax effects (including without limitation the effects of Section 162(m) of the Internal Revenue Code of 1986, as amended) of the Company's executive compensation program in order to provide the most favorable legal and tax consequences for the Company and its executive officers.

      The Compensation Committee determines the compensation of the individuals whose compensation is detailed in this proxy statement and sets policies for and reviews the compensation awarded to the most highly compensated corporate executives. This process is designed to provide consistency throughout the executive compensation program. In reviewing the individual performance of the executives whose compensation is detailed in this proxy statement, the Compensation Committee takes into account the views of Roger S. Marcus, the Company's Chief Executive. Because Mr. Marcus provides his services to the Company pursuant to a Personal Services Agreement between the Company and American Biltrite, the Compensation Committee does not review Mr. Marcus' compensation. The Personal Services Agreement is administered by the disinterested directors of the Board as a whole.

      The key elements of the Company's executive compensation consist of base salary, annual bonus and stock options. The Compensation Committee's policies with respect to each of these elements are discussed below. In addition, although the elements of compensation described below are considered separately, the Compensation Committee takes into account the full compensation package afforded by the Company to the individual, including pension benefits, insurance and other benefits, as well as the program described below.

Base Salaries

      Base salaries for executive officers are determined by considering historical salaries paid by the Company to officers having certain duties and responsibilities and then evaluating the current responsibilities of the position, the scope of the operations under management and the experience of the individual. Annual salary adjustments are determined by evaluating on an individual basis new responsibilities of the executive's position, changes in the scope of the operations managed, the performance of such operations, the performance of the executive in the position and annual increases in the cost of living.

Annual Bonus

      The Company's executive officers are eligible for an annual cash bonus. Annual bonuses are determined on the basis of corporate performance. The most significant corporate performance measure for bonus payments is earnings of the Company. In determining annual bonuses, the Compensation Committee also considers the views of Mr. Marcus as Chief Executive Officer and discusses with him the appropriate bonuses for all executives.

Stock Options

      Under the Company's 1995 Stock Option Plan, as amended (the "1995 Stock Option Plan"), stock options may be granted to the Company's executive officers. The Compensation Committee sets guidelines for the size of stock option awards based on factors similar to those used to determine base salaries and annual bonus. Stock options are designed to align the interests of executives with those of the stockholders.

      Under the 1995 Stock Option Plan, stock options are typically granted with an exercise price equal to the market price of the Company's Class A common stock on the date of grant and vest over time. This approach is designed to encourage the creation of stockholder value over the long term since the full benefit of the compensation package cannot be realized unless stock price appreciation occurs over time.

      During 2001 the Compensation Committee considered the effectiveness of outstanding options in motivating high levels of performance and recognizing contributions made by the Company's employees and directors. Because the outstanding options had exercise prices that were significantly higher than the current market price of the common stock, the Committee concluded it was unlikely these options would be exercised in the foreseeable future. The Committee further concluded that making an offer to exchange the outstanding options for new options with an exercise price equal to the fair market value of the stock on the grant date would provide employees with the benefit of owning options that over time might have a greater potential to increase in value and thus provide a better performance incentive to maximize shareholder value.

      In December 2001, the Compensation Committee and the Board of Directors each separately approved an offer to exchange outstanding options for new options. Pursuant to the offer to exchange, eligible option holders of the Company were allowed to exchange all options granted to them by the Company under the 1995 Stock Option Plan or the Company's 1999 Stock Option Plan for Non-Employee Directors for new options to be granted under those same plans not earlier than six months and one day after the date the Company canceled the options tendered to and accepted by it. The offer to exchange expired at 12:00 Midnight, Eastern time, on January 3, 2002. Pursuant to the offer to exchange, the Company accepted for cancellation options to purchase 678,000 shares of its Class A common stock representing approximately 99% of the aggregate number of shares of the Company's Class A common stock that were subject to the options that were eligible to be tendered for exchange. The Company anticipates that it will issue the new options on or about July 5, 2002. The new options will be exercisable for the same number of shares of the Company's Class A common stock as the canceled options were exercisable for. The exercise price of the new options will be equal to the fair market value as of the date of grant as determined under the applicable stock option plan pursuant to which the new option is granted. The new options granted under the 1995 Stock Option Plan will generally vest annually in equal installments over a five year period beginning on the first anniversary of the date of grant, and the new options granted under the Company's 1999 Stock Option Plan for Non-Employee Directors will generally vest 100% six months from the date of grant.

Conclusion

      Through the programs described above, a significant portion of the Company's executive compensation is linked directly to individual and corporate performance. The Compensation Committee intends to continue the policy of linking executive compensation to corporate and individual performance, recognizing that the ups and downs of the business cycle from time to time may result in an imbalance for a particular period.

                                          COMPENSATION COMMITTEE

                                          Mark N. Kaplan, Chairman
                                          Cyril C. Baldwin, Jr.
                                          Mark S. Newman

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      The members of the Compensation Committee during 2001 were Mark N. Kaplan, Cyril C. Baldwin, Jr. and Mark S. Newman, none of whom is or was at any time during 2001 or at any previous time an officer or employee of the Company. Mark
N. Kaplan is presently Of Counsel to Skadden, Arps, Slate, Meagher & Flom LLP, a law firm retained by the Company in 2001 and 2002 and proposed to be retained at times during the remainder of 2002. Mr. Kaplan is also a director of American Biltrite.

                             EXECUTIVE COMPENSATION

      The table that follows sets forth information concerning the compensation earned by or paid to the Company's Chairman of the Board and Chief Executive Officer and the Company's four other most highly compensated executive officers for services rendered to the Company in all capacities during each of the last three years. The table also identifies the principal capacity in which each of the named executives served the Company during 2001.

                           SUMMARY COMPENSATION TABLE

                                                                       Long-Term
                                         Annual Compensation          Compensation
                                         -------------------          ------------
                                                                        Securities
                                                                        Underlying             All Other
Name and Principal Position      Year      Salary ($)  Bonus ($)     Options (Shares)     Compensation ($)(1)
---------------------------      ----      ----------  ---------     ----------------     -------------------

Roger S. Marcus                    2001        *            *               --                   *
   Chairman, President and         2000        *            *               --                   *
   Chief Executive Officer         1999        *            *               --                   *

Robert N. Agate                    2001      170,500        --              --                 6,854
   Executive Vice President        2000      164,583        --            7,500                8,264
                                   1999      159,500      20,000            --                 8,800

Dennis P. Jarosz                   2001      166,000        --              --                 6,583
   Senior Vice President -         2000      160,000        --            7,500                8,032
   Marketing                       1999      154,000      20,000            --                 8,511

Sidharth Nayar                     2001      143,167        --              --                 5,733
   Senior Vice President -         2000      138,166        --            14,000               6,935
   Finance                         1999      128,880      20,000            --                 7,110

Thomas A. Sciortino                2001      163,000        --              --                 6,553
   Senior Vice President -         2000      157,000        --            7,500                7,881
   Administration                  1999      151,000      20,000            --                 8,335

----------
(1) Amounts shown for each officer consist of amounts contributed by the Company to the Company's 401(k) Plan for the designated fiscal year that are allocated to such officer.
(*) Pursuant to the terms of a Personal Services Agreement between American Biltrite and the Company, American Biltrite agreed that Roger S. Marcus would devote substantially all of his business time to serving as Chief Executive Officer of the Company and Richard G. Marcus would serve as Vice Chairman of the Company. In consideration of this agreement, the Company agreed to pay American Biltrite a personal services fee and a contingent incentive fee, conditioned upon the attainment of financial and business objectives as determined by the Board of Directors of the Company. The Company paid $550,000, $562,000 and $580,000 in personal services fees for the years ending December 31, 1999, 2000 and 2001, respectively. In addition, the Company accrued incentive fees of $350,000 for the year ended December 31, 1999, which was paid in the following year. There were no incentive fees accrued in 2000 and 2001.

                   OPTION/SAR EXERCISES AND YEAR-END VALUE TABLE

                                                                                        Value of Unexercised
                                                      Number of Unexercised             In The Money Options
                            Shares                     Options at 12/31/01                  at 12/31/01
                          Acquired on     Value    ----------------------------     ----------------------------
         Name              Exercise     Realized   Exercisable    Unexercisable     Exercisable    Unexercisable
         ----              --------     --------   -----------    -------------     -----------    -------------

Roger S. Marcus               --            --        180,000(1)      20,000(1)     $      --       $       --
Robert N. Agate               --            --         10,500(1)      12,000(1)            --               --
Dennis P. Jarosz              --            --         10,500(1)      12,000(1)            --               --
Sidharth Nayar                --            --          4,900(1)      12,600(1)            --               --
Thomas A. Sciortino           --            --         10,500(1)      12,000(1)            --               --

----------
(1) Subsequent to December 31, 2001, Messrs. Marcus, Agate, Jarosz, Nayar and Sciortino tendered pursuant to the Company's offer to exchange all options to purchase the Company's Class A common stock that had been granted to them. On January 4, 2002, the Company accepted and canceled those tendered options. Pursuant to the terms of the Company's offer to exchange, the Company will grant new options to Messrs. Marcus, Agate, Jarosz, Nayar and Sciortino not earlier than six months and one day following the date the Company canceled those options tendered by them to the Company. Currently, the Company anticipates granting new options to Messrs. Marcus, Agate, Jarosz, Nayar and Sciortino on or about July 5, 2002. The new options will be exercisable for the same number of shares of the Company's Class A common stock as the canceled options were exercisable for. The exercise price of the new options will be equal to the fair market value as of the date of grant as determined under the 1995 Option Plan and will generally vest annually in equal installments over a five year period beginning on the first anniversary of the date of grant of the new options.

                          DEFINED BENEFIT PENSION PLAN

      In addition to the remuneration set forth above, the Company maintains a tax-qualified defined benefit pension plan (the "Pension Plan") for all salaried (non-hourly) employees. The following table shows, for various income and service levels, the annual benefits payable under the Pension Plan, commencing at normal retirement at age 65. These benefits are presented on a five years certain and life thereafter basis and reflect any reduction for Social Security or other offset amounts that may apply.

                      APPROXIMATE ANNUAL PENSION AT AGE 65

                            Total Years of Service as a Plan Member
                ----------------------------------------------------------------
 Final Average
 Compensation        15          20           25           30           35
 ------------     -------      -------     -------       -------     -------

 $100,000         $11,300      $15,000     $18,800       $22,500     $26,300
  125,000          14,600       19,500      24,400        29,300      34,200
  150,000          18,000       24,000      30,000        36,000      42,000
  175,000          20,700       27,600      34,500        41,400      48,300
  200,000          20,700       27,600      34,500        41,400      48,300
  225,000          20,700       27,600      34,500        41,400      48,300
  250,000          20,700       27,600      34,500        41,400      48,300

      The Pension Plan provides non-contributory benefits based upon years of service and average annual earnings for the 60 consecutive calendar months in which the participating employee had the highest level of earnings during the 120 consecutive calendar months preceding retirement.

      The amounts reflected in the preceding table are based on the present Pension Plan formula. Actual benefits will differ depending on the employee's years of service and whether the employee was previously employed by the Company or the Tile Division of American Biltrite.

      The compensation used to determine a person's benefits under the Pension Plan includes such person's salary (including amounts deferred as salary reduction contributions to any applicable tax-qualified plans maintained under Sections 401(k) or 125 of the Code) and annual bonuses. The Internal Revenue Service has limited the maximum compensation for benefit purposes to $170,000 in 2001. Salary and bonus amounts listed in the Summary Compensation Table are items of compensation covered by the Pension Plan.

      The table below sets forth certain information relating to the Pension Plan with respect to the five most highly compensated executive officers of the Company at December 31, 2001. Roger S. Marcus is not eligible to participate in the Pension Plan because he is an employee of American Biltrite.


                                                     2001             Credited
                                                 Remuneration          Years
          Name                                  Covered by Plan      of Service
          ----                                  ---------------      ----------

      Roger S. Marcus                                    --              --
      Robert N. Agate                              $170,000              20
      Dennis P. Jarosz                              166,000              29
      Sidharth Nayar                                143,167              15
      Thomas A. Sciortino                           163,000              28

                  EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS

      Pursuant to the terms of a Personal Services Agreement dated March 11, 1993, as amended, between the Company and American Biltrite, American Biltrite agreed that Roger S. Marcus would serve as the Chief Executive Officer of the Company and in connection therewith, would devote substantially all of his time to his duties in such capacity; provided, however, that Mr. Marcus would be entitled to remain as a director and executive officer of American Biltrite. The Personal Services Agreement had an initial term of five years, which term has been extended for an additional five years, subject to earlier termination in the event of death, disability, cause or the termination of Mr. Marcus' affiliation with American Biltrite, and may be further extended for successive one-year periods if the parties so elect. Effective February 8, 1995, the Personal Services Agreement was amended to provide, among other things, that Richard G. Marcus will serve as Vice Chairman of the Company. For the year ended December 31, 2001, the Company paid $580,000 pursuant to the amended Personal Services Agreement.

Under the terms of the 1995 Stock Option Plan, as amended, all outstanding options granted under that plan become immediately fully vested and exercisable if: (i) any person (other than an exempt person (as defined in the succeeding sentence)) is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding securities; (ii) during any period of two consecutive years, individuals who at the beginning of that two-year period constitute the Company's entire Board of Directors, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction of the type referred to in clauses (i),
(iii) or (iv) of this paragraph) whose election to the Company's Board of Directors or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds of the directors then in office who either were directors at the beginning of that two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Company's Board of Directors; (iii) the Company's stockholders approve a merger or consolidation of the Company with any other corporation, other than (a) a merger or consolidation which would result in the Company's voting securities outstanding immediately prior to the consummation of that transaction representing 50% or more of the combined voting power of the surviving or parent entity outstanding immediately after the merger of consummation or (b) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person (other than an exempt person) acquires 50% or more of the combined voting power of the Company's then outstanding securities; or (iv) the Company's stockholders approve a plan of complete liquidation of the Company or an agreement for the sale of all, or substantially all of, the Company's assets. For purposes of the 1995 Stock Option Plan, an "exempt person" means (a) the Company, (b) any trustee or other fiduciary holding securities under an employee benefit plan of the Company, (c) any corporation owned, directly or indirectly, by the Company's stockholders in substantially the same proportions as their ownership of the Company, or (d) any person or group of persons who, immediately prior to the adoption of the 1995 Stock Option Plan, owned more than 50% of the combined voting power of the Company's then outstanding voting securities.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      Pursuant to the terms of a Business Relations Agreement between the Company and American Biltrite, as amended (the "Business Relations Agreement"),
(i) the Company granted American Biltrite the right to purchase the Company's vinyl and vinyl composition tile at a price equal to the lower of 120% of the Company's fully absorbed manufacturing costs for such tile and the lowest price paid by any of the Company's other customers and the exclusive right and license (including the right to sublicense) to distribute such tile in Canada, subject to the Company's right to make direct sales in Canada, (ii) American Biltrite granted the Company the non-exclusive right to purchase floor tile and urethane from American Biltrite at a price equal to the lower of 120% of American Biltrite's fully absorbed manufacturing costs for such products and the lowest price charged by American Biltrite to pay any of its other customers, (iii) the Company agreed to provide American Biltrite with data processing services for a period of 18 months following the consummation of the transactions contemplated by the Acquisition at a cost equal to American Biltrite's internally allocated costs for such data processing services immediately prior to such consummation,
(iv) the Company agreed to reimburse American Biltrite for any insurance premiums retroactively imposed relating to claims against American Biltrite in connection with the business or operation of American Biltrite's Amtico Tile Division (other than certain specified claims) and (v) American Biltrite agreed to provide its tape division supply paper slitting services to the Company at a cost equal to American Biltrite's internally allocated costs for providing such services immediately prior to on or about February 28, 1993. The agreements referred to in clauses (i) and (ii) above terminate on the fifteenth anniversary of the date of the Business Relations Agreement, subject to renewal for successive one-year periods if the parties so elect. The agreement referred to in clause (v) above is terminable at any time by the Board of Directors of the Company or American Biltrite. The Business Relations Agreement has an initial term of fifteen years and may be extended for successive one-year periods if the parties so elect. For the twelve months ended December 31, 2001, the Company had purchases of $8.3 million from and sales of $0.2 million to American Biltrite pursuant to this Business Relations Agreement.

      During 2001, the Company retained the services of the law firm Skadden, Arps, Slate, Meagher & Flom LLP for a variety of legal matters. The Company has retained Skadden, Arps, Slate, Meagher & Flom LLP during 2002 and proposes to retain that firm at times during the remainder of 2002. Mr. Kaplan is of counsel to Skadden, Arps, Slate, Meagher & Flom LLP.

                       CUMULATIVE TOTAL SHAREHOLDER RETURN

      The graph that follows compares the cumulative total shareholder return of the Company's Class A common stock to the cumulative returns of the American Stock Exchange Market Value Index and a Peer Group Index which includes companies in Media General Financial Services Industry Group 634 - General Building Materials.

Measurement Period    Congoleum Corporation   MG Group Index   AMEX Market Index
------------------    ---------------------   --------------   -----------------

     12/31/96                100.00                100.00           100.00
     12/31/97                 79.28                109.76           120.33
     12/31/98                 61.26                125.32           118.69
     12/31/99                 28.83                107.22           147.98
     12/31/00                 15.77                109.45           146.16
     12/31/01                 11.89                119.67           139.43

                  RELATIONSHIP WITH INDEPENDENT PUBLIC AUDITORS

      The Board of Directors of the Company has selected Ernst & Young LLP as independent auditors to audit the financial statements of the Company for 2002. Fees billed by Ernst & Young LLP for 2001 are as follows:

      Audit Fees

            The aggregate fees and expenses billed by Ernst & Young LLP for professional services rendered for the audit of the financial statements of the Company for 2001 and the reviews of the Company's quarterly financial statements included in the Company's Forms 10-Q for 2001 were $189,000.

      Financial Information Systems Design and Implementation Fees

            There were no fees billed by Ernst & Young LLP for services related to financial information systems design and implementation rendered to the Company during 2001.

      All Other Fees

            The aggregate fees and expenses billed by Ernst & Young LLP for all other services rendered to the Company for 2001 other than those mentioned above were $52,500 which related to audits of the Company's pension plans, as well as consultation related to tax planning and compliance.

      The Company's Audit Committee has considered whether the provision of the non-audit services provided by Ernst & Young LLP to the Company is compatible with maintaining Ernst & Young's independence and concluded that it is.

      Representatives of Ernst & Young LLP are expected to be present at the Meeting, will be given an opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

                              STOCKHOLDER PROPOSALS

      Stockholder proposals intended to be presented at the year 2003 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Exchange Act must be received by the Company at the Company's principal executive offices by December 11, 2002. In order for stockholder proposals made outside of Rule 14a-8 under the Exchange Act to be considered "timely" within the meaning of Rule 14a-4(c) under the Exchange Act, such proposals must be received by the Company at the Company's principal executive offices by February 24, 2003.

                                  OTHER MATTERS

      The management has no knowledge of any other matters which may come before the Meeting and does not itself intend to present any such other matters. However, if any such other matters shall properly come before the Meeting or any adjournment thereof, the persons named as proxies will have discretionary authority to vote the shares represented by the accompanying proxy in accordance with their best judgment.

                                          By Order of the Board of Directors
                                          CONGOLEUM CORPORATION

                                          Howard N. Feist III
                                          Secretary
Mercerville, New Jersey
April 5, 2002

                           (This page intentionally left blank)

                                 REVOCABLE PROXY
                              CONGOLEUM CORPORATION

|_|   PLEASE MARK VOTES AS IN THIS EXAMPLE

               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                   FOR THE 2002 ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD WEDNESDAY, MAY 8, 2002

      The undersigned hereby appoints Roger S. Marcus, Richard G. Marcus and Howard N. Feist III, jointly and severally, proxies, with full power of substitution and with discretionary authority, to vote all the shares of Class A common stock, par value $.01 per share, of Congoleum Corporation, a Delaware corporation ("Congoleum"), which the undersigned is entitled to vote at the 2002 Annual Meeting of Stockholders of Congoleum to be held on Wednesday, May 8, 2002 FleetBoston Financial Corporation, America Room, 2nd Floor, 100 Federal Street, Boston, Massachusetts at 8:30 A.M., local time, or at any adjournments or postponements thereof (the "Annual Meeting"), hereby revoking any proxy heretofore given:

                                                     ---------------------------
  Please be sure to sign and date                    Date
    this Proxy in the box below
--------------------------------------------------------------------------------


----Stockholder sign above---------------------Co-holder (if any) sign above----

                                               For All
                           For     Withhold    Except
PROPOSAL 1.
ELECTION OF DIRECTORS      |_|       |_|         |_|

The nominees are:
    Roger S. Marcus     John N. Irwin III    Cyril C. Baldwin, Jr.

INSTRUCTION: To withhold authority to vote for any individual nominee, mark "For All Except" and write that nominee's name in the space provided below.

         -------------------------------------------------------------

      THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IN THE ABSENCE OF SPECIFIC DIRECTIONS TO THE CONTRARY, THIS PROXY WILL BE VOTED IN FAVOR OF THE PROPOSAL LISTED ABOVE AND IN THE DISCRETION OF THE PROXIES ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

      Please sign, date and return this proxy card promptly in the enclosed envelope. Please sign exactly as your name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

--------------------------------------------------------------------------------

    Detach above card, sign, date and mail in postage paid envelope provided.

                              CONGOLEUM CORPORATION
--------------------------------------------------------------------------------
                               PLEASE ACT PROMPTLY
                     SIGN, DATE & MAIL YOUR PROXY CARD TODAY
--------------------------------------------------------------------------------

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